Exhibit 23.4

CONSENT

I, Thomas M. Boyd, Jr., hereby consent to being named in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by Premier Community Bankshares, Inc. (“Premier”) in connection with the Agreement and Plan of Merger (the “Agreement”) dated as of January 12, 2006, between Rockingham Heritage Bank and Albemarle First Bank, as joined in by Premier, as a person who will become a director of Premier following consummation of the transactions contemplated by the Agreement.

/s/ Thomas M. Boyd, Jr.
Thomas M. Boyd, Jr.

Dated: March 28, 2006